Exhibit 7.1

August 7, 2007

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on August 1, 2007, to be filed by our client, FermaVir Pharmaceuticals, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP